PRESS RELEASE June 5, 2023

5E ADVANCED MATERIALS APPOINTS SUSAN SEILHEIMER BRENNAN
TO THE BOARD OF DIRECTORS

HESPERIA, CA., June 5, 2023 (GLOBE NEWSWIRE) - 5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) (5E or the Company), a boron and lithium company with U.S. government Critical Infrastructure designation for its 5E Boron Americas (Fort Cady) Complex, is pleased to announce the appointment of current CEO, Ms. Susan Seilheimer Brennan, as a director to the Board.

Ms. Brennan recently joined the Company as Chief Executive Officer to lead the strategy of becoming a fully integrated and globally significant producer of boron, lithium and advanced materials, based in the United States of America. The appointment will leverage her leadership and operations experience to bolster the Board at a pivotal time as the Company approaches first production of boron and lithium from its initial facility at the 5E Boron Americas (Fort Cady) Complex, located in southern California.

Authorized for release by: David Salisbury, Chairman of the Board of Directors

For further information contact:

J.T. Starzecki Chief Marketing Officer jstarzecki@5eadvancedmaterials.com Ph: +1 (612) 719-5076	Davis Snyder or Joseph Caminiti Alpha IR Group FEAM@alpha-ir.com Ph: +1 (312) 445-2870

About 5E Advanced Materials, Inc.

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) is focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials, complemented by lithium co-product production. The Company’s mission is to become a supplier of these critical materials to industries addressing global decarbonization, food and domestic security. Boron and lithium products will target applications in the fields of electric transportation, clean energy infrastructure, such as solar and wind power, fertilizers, and domestic security. The business strategy and objectives are to develop capabilities ranging from upstream extraction and product sales of boric acid, lithium carbonate and potentially other co-products, to downstream boron advanced material processing and development. The business is based on our large domestic boron and lithium resource, which is in Southern California and designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency.

U.S. HEADQUARTERS

9329 Mariposa Road, Suite 210

Hesperia, Ca., 92344, USA

T: +1 (442) 221-0225

E: info@5Eadvancedmaterials.com

Nasdaq: FEAM

ASX: 5EA

ARBN: 655 137 17